EXHIBIT 10.2

               SUPPLEMENTAL RETIREMENT PLAN AGREEMENT
               BETWEEN TANEYTOWN BANK & TRUST COMPANY
                   AND FRANCIS W. NEUBAUER, JR.

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                SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

     THIS SUPPLEMENTAL RETIREMENT PLAN AGREEMENT ("Agreement") is made this 25th day of April, 1994, by and between TANEYTOWN BANK
& TRUST COMPANY (the "Bank") and FRANCIS W. NEUBAUER, JR.
("Employee").

                         WITNESSETH

     WHEREAS, Employee is expected to play a key role in the future growth and profitability of the Bank; and

     WHEREAS, the Bank desires to establish for Employee's benefit a performance-based supplemental retirement plan on the terms and conditions set forth herein, in order to provide additional incentives for Employee to strengthen the financial condition of the Bank.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and undertakings hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree to as follows:

     1. SUPPLEMENTAL RETIREMENT PLAN AWARDS. In addition to any payments of current compensation for his services which may be paid by the Bank to Employee from time to time, the Bank agrees to make to, or on behalf of, Employee, the following supplemental retirement plan awards on the terms and conditions set forth herein.

     2. DEFINITIONS. Unless otherwise expressly stated herein, the following words or phrases shall be defined as set forth below:
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          A.  Good Cause.  "Good Cause" shall be deemed to exist
upon written notice from the Board of Directors of the Bank to Employee of the occurrence of any of the following, as determined in the sole and absolute discretion of the Board of Directors;

              (1) Employee's negligence or willful misconduct which is clearly injurious to the Bank's business affairs;

              (2) Employee's breach of any material provision of this Agreement or any other agreement to which he and the Bank are parties;

              (3) Employee's conviction of or guilty plea to a criminal act, potentially punishable by imprisonment of one (1) year or more;

              (4) Employee's failure to satisfactorily perform the duties as required by the terms of his employment agreement with the Bank;

              (5) Employee's failure to follow directions, policies, rules or procedures established from time to time by the Board of Directors of the Bank; or

              (6) Employee's suspension or other disciplinary action by any duly constituted governmental or other authority regulating the banking industry.

     Notwithstanding anything herein to the contrary, for purposes of subsections (2), (4) and (5) of this Section 2.A., Good Cause shall be deemed to exist only upon thirty (30) days prior written notice from the Bank of the occurrence of such events and Employee's failure to cure the same to the satisfaction of the

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Board of Directors within the thirty (30) day period.
Notwithstanding the foregoing, no such prior notice shall be required to be given where to do so would be impractical, such as where the action giving rise to Good Cause is not reasonably capable of being cured.

          B. Disability. For purposes of this Agreement, "Disability" shall be defined as Employee's inability to perform the duties he is required to perform under the terms of his employment agreement with the Bank by reason of illness or incapacity, as determined by the Board of Directors of the Bank in its sole and absolute discretion.

          C.  Retirement.  For purposes of this Agreement,
"Retirement" shall be defined as the termination of Employee's employment with the Bank at any time after the Restriction Period
(as hereinafter defined) for any reason except due to circumstances and for reasons related to Good Cause, or Employee's death or Disability.

     3.   DEFERRED CASH ACCOUNT.

          A. Establishment of Deferred Cash Account. The Bank hereby agrees to establish, fund and maintain an account (hereinafter referred to as the "Deferred Cash Account") to which the Bank shall allocate an annual amount equal to four hundred fifty-five one thousandths percent (.455%) of the pre-tax net income of the Bank for each fiscal year of the Bank commencing with the 1994 Fiscal Year ("Annual Cash Award"); provided, however, that the allocation of an Annual Cash Award shall be conditioned upon

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the achievement by the Bank during such fiscal year of such goals, conditions and criteria as are set by the Boards of Directors pursuant to Section 5 of this Agreement and that the calculation of the amount of the Annual Cash Award to be made each year shall be based upon such percentage of pre-tax net income as is set each year by the Board of Directors. The pre-tax net income of the Bank for each fiscal year shall be based upon the audited financial statements of the Bank prepared for such fiscal year.

          B. Investment. At Employee's request, the funds in the Deferred Cash Account shall be invested by the Bank each year in such investment vehicles as are proposed in writing by Employee and approved by the Board of Directors. Earnings, losses or other fluctuations in value on such investments as are made by the Bank of the Deferred Cash Account shall be credited to or debited from the Employee's cumulative Deferred Cash Account. The Board of Directors shall not be required to make any proposed investment and may at any time terminate its prior approval of any investment (i) if such investment would violate any federal or state regulatory rules or requirements applicable to the Bank or (ii) if the Board of Directors, in its sole and absolute discretion, determines that such investment is imprudent or otherwise inadvisable. In the event that the Bank determines that it will not make a proposed investment or terminates its prior approval of an investment, and so notifies Employee, Employee shall designate an alternate investment. If at any time Employee has not requested an investment vehicle which the Board of Directors has approved, the

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funds in the Deferred Cash Account shall be increased by
crediting the Deferred Cash Account with an annual rate of return equal to the Bank's one (1) year certificate of deposit rate of interest (based on the then value of the cumulative Deferred Cash Account) as of the date hereof and adjusted as of each January 1st thereafter.

     The Board of Directors shall not be liable to Employee for the performance of or results with respect to any investments undertaken or not approved pursuant to the terms hereof.
Employee expressly acknowledges and agrees that he will bear any and all risk and will hold the Board of Directors harmless with respect to the performance of any investment made by the Board of Directors at the request of Employee pursuant to the terms of this Agreement.

          C. Timing of Allocations. In the event that the goals, conditions and criteria as set by the Board have been met for the prior fiscal year, the Bank shall, within thirty (30) days after the availability of the information necessary to make those determinations, make an allocation of the Annual Cash Award to Employee's Deferred Cash Account. At the time of each such allocation, the Bank shall provide Employee with a written statement (the "Statement") indicating the amount that has been credited to the Deferred Cash Account, the investments made, the results with respect to such investments and the cumulative balance in the Deferred Cash Account. The Bank shall make investments from funds in the Deferred Cash Account as soon as is practicable after the Employee submits a written selection of investment and the

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Board of Directors approves such selection.  For purposes of crediting the annual rate of return, if applicable, the allocation of funds attributable to each fiscal year shall be credited to the Deferred Cash Account as of the first day of the succeeding fiscal year.

          D. Change to Annual Cash Award Formula. The Board of Directors may, in its sole discretion, increase or decrease at any time during any fiscal year the current percentage of pre-tax net income upon which the Annual Cash Award for such fiscal year is based in the event of a fundamental change in the nature of and/or operations of the Bank, such as might result from a merger or a public offering of stock.

          E. Initial Award. As of the date of the execution of this Agreement, Twelve Thousand Three Hundred Ninety-Seven
Dollars ($12,397.00) shall be allocated to the Deferred Cash
Account as the initial Annual Cash Award.

     4.   RESTRICTED STOCK PLAN.

          A. In addition to establishing the Deferred Cash Account, the Bank shall cause to be issued to Employee, for each fiscal year of the Bank commencing with the 1994 Fiscal Year, common stock of Monocacy Bancshares, Inc. ("Bank Stock"), valued at eleven and one-half percent (11.5%) of Employee's base salary as of the end of such fiscal year ("Annual Stock Award"); provided, however, that the issuance of the Annual Stock Award shall be conditioned upon the achievement by the Bank during such fiscal year of such goals, conditions and criteria as are set by the Board

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of Directors pursuant to the provisions of Section 5 of this
Agreement and that the determination of the Annual Stock Award to be made each year shall be based upon such percentage of base salary as is set each year by the Board of Directors.

          B. Timing of Stock Issuance. In the event that the goals, conditions and criteria set by the Board have been met for the prior fiscal year, the Bank shall cause to be issued to Employee, within thirty (30) days after the availability of the information necessary to make that determination, the appropriate number of shares of Bank Stock constituting the Annual Stock Award. At the time of each such issuance of Bank Stock, the Bank shall include in the Statement the number of shares of Bank Stock which are being issued to Employee.

          C. Valuation. Each share of Bank Stock issued to Employee pursuant to this Agreement shall be valued as of the date of the issuance of such Bank Stock to Employee at that value for Bank Stock established pursuant to a dividend reinvestment plan adopted for Bank Stock by the Board of Directors of Monocacy Bancshares, Inc. In the event that no value has been established for Bank Stock pursuant to a dividend reinvestment plan, Bank Stock issued to Employee pursuant to this Agreement shall be valued at one and one-half (1.5) times the book value of such shares as of the end of the fiscal year for which the Annual Stock Award is issued.

          D. Restrictions on Transfer. Employee shall not, until such time that Employee's interest in the Bank Stock acquired by

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Employee under this Agreement has fully vested as set forth in
Section 6.A., sell, hypothecate, pledge, assign, or otherwise transfer, with or without consideration, any or all of such Bank Stock to any person, corporation, partnership, association, trust or any other entity whatsoever, except pursuant to the terms of this Agreement. Any attempt at transfer made in contravention of this Agreement shall be null and void and of no force and effect.

          E. Voting and Dividend Rights. Employee shall have the right to vote all shares of Bank Stock which he receives pursuant to this Agreement. In the event that a dividend reinvestment plan has been established by the Board of Directors of Monocacy Bancshares, Inc., Employee shall participate in such dividend reinvestment plan with respect to all shares of Bank Stock received pursuant to this Agreement and all shares of Bank Stock received pursuant thereto shall be subject to the restrictions imposed on the underlying Bank Stock awarded pursuant to this Agreement. In the event that no dividend reinvestment plan has been established, Employee will receive and retain any cash dividends (free of restrictions) declared and paid with respect to shares of Bank Stock awarded pursuant to this Agreement. In the event of a stock dividend, stock split, issuance of additional stock or recapitalization, Employee shall receive the additional Bank Stock subject to the same restrictions imposed on the underlying Bank Stock awarded pursuant to this Agreement.

          F. Prepayment Rights. The Board of Directors may, in its sole discretion, cause the prepayment to Employee of any number

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of shares of Bank Stock to be applied toward future Annual Stock
Awards to which Employee may become entitled. All shares of Bank Stock that are prepaid to Employee shall be subject to the same restrictions imposed on the shares distributed with respect to the Annual Stock Awards.

          G. Initial Award. As of the date of the execution of this Agreement, 630 shares of Bank Stock, which are valued in accordance with this Agreement at Twelve Thousand Three Hundred Sixty-Three Dollars ($12,363.00), shall be issued to Employee as the initial Annual Stock Award.

     5. GOALS FOR ALLOCATION OF ANNUAL CASH AWARDS AND ISSUANCE OF ANNUAL STOCK AWARDS. Prior to the beginning of each fiscal year, the Board of Directors shall adopt a budget and such other financial goals as it deems advisable. The Board shall then provide Employee with a written description of those certain goals, conditions and criteria within the budget and financial goals which must be met in order for him to earn the Annual Cash Award and Annual Stock Award, respectively. The Board of Directors shall have absolute discretion to (i) identify and determine the goals, conditions and criteria which must be met,
(ii) change the goals, conditions and criteria from year to year, and (iii) set different goals, conditions and criteria to be met to earn the Annual Cash Award and the Annual Stock Award, respectively. In addition, the Board of Directors shall be the sole and final arbiter in connection with any dispute as to whether the goals, conditions and criteria set by the Board have been met. In the event that the

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Board of Directors does not establish any goals, conditions and criteria for purposes of the Annual Cash Award and/or the Annual Stock Award in any year, the Bank shall not make an Annual Cash Award and/or an Annual Stock Award, as appropriate, for any such year.

     6.   VESTING.

          A. General Rule. For each full year that Employee is employed by the Bank after the end of the Restriction Period (as hereinafter defined), Employee shall become conditionally vested with respect to an amount equal to twenty percent (20%) of (i) the Deferred Cash Account and (ii) the aggregate of the Annual Stock Awards.

          B. Vesting in the Event of Prepayment. In the event of a prepayment of Bank Stock as described in Section 4.F., above, Employee shall become vested in the Bank Stock not based upon the amount of any prepayment, but based upon the aggregate of the Annual Stock Awards that Employee has earned pursuant to the terms of this Agreement. For example, assume that the Bank causes the prepayment to Employee of $250,000 in Bank Stock. If thereafter Employee earns $20,000 in Bank Stock each year for ten
(10) years, Employee shall, at the end of year ten (10), have earned a total of $200,000. His rights vest twenty percent (20%) per year in each of years eight (8), nine (9), and ten (10), so that at the end of year ten (10) Employee will be sixty percent (60%) vested. At that time, however, Employee will be sixty percent (60%) vested in the

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$200,000 that Employee has earned, not the $250,000 that was prepaid.

          C. Vesting In the Event of Change of Control. In the event that the controlling interest in Monocacy Bancshares, Inc. Is transferred in a merger, consolidation, corporate takeover or similar transaction or related series of transactions, notwithstanding any other provision of this Agreement to the contrary, the employee shall become conditionally vested with respect to an amount equal to 100% of (i) the Deferred Cash Account and (ii) the aggregate of the Annual Stock Awards. Thereafter, for purposes of Section 7, below, any termination of the Employee's employment shall be deemed to have occurred after the Restriction Period.

     7.   TERMINATION.

          A. Termination During Restriction Period. If, during the period ending on December 31, 2000 (the "Restriction Period"), Employee's employment is terminated for any reason except death or Disability, whether by Employee or the Bank, and whether for Good Cause or without Good Cause, Employee shall forfeit all rights to the Deferred Cash Account and shall sell, and the Bank shall cause to be purchased, upon the terms hereinafter set forth, all Bank Stock awarded to Employee pursuant to this Agreement.

          B.  Termination After Restriction Period.  If after the
Restriction Period, Employee's employment with the Bank is terminated for Good Cause, Employee shall forfeit all rights to the Deferred Cash Account and shall sell, and the Bank shall cause to

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be purchased, upon the terms hereinafter set forth, all Bank
Stock awarded to Employee pursuant to this Agreement.

          C. Retirement. In the event Employee's Retirement occurs after the Restriction Period but prior to such time that Employee has become fully vested, Employee shall forfeit his rights to that portion of the Deferred Cash Account in which he is not vested and shall sell, and the Bank shall cause to be purchased, upon to the terms hereinafter set forth, that amount of Bank Stock awarded to him in which he is not vested. In the event Employee's Retirement occurs after Employee has become fully vested, Employee shall retain all rights to the amount accrued in the Deferred Cash Account and to all Bank Stock awarded to Employee pursuant to this Agreement as of the date of his Retirement.

          D. Death or Disability. Notwithstanding anything to the contrary contained herein, in the event Employee's employment with the Bank terminates by reason of Employee's death or Disability at any time, Employee or his estate, as the case may be, shall retain all rights to the amount accrued in the Deferred Cash Account and to all Bank Stock awarded to Employee pursuant to this Agreement as of the date of his death or Disability.

          E. No Awards After Termination. Allocations to the Deferred Cash Account and issuances of the Annual Stock Awards shall continue (provided the requisite conditions are met) until the date of the termination of Employee's employment. No awards shall be made to or for the benefit of Employee on or after the termination of his employment with the Bank for any reason,

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including with respect to any part of a fiscal year preceding such termination.

     8.   PAYMENT TERMS.

          A. Distribution of Deferred Cash Account. Upon Employee's death or Disability, the amount in the Deferred Cash Account shall be paid in full, to Employee or his estate, as appropriate, within sixty (60) days after the date of death or Disability unless the Bank and Employee (or his estate) mutually agree otherwise. Upon Employee's Retirement, the vested portion of the Deferred Cash Account shall be paid in full, to Employee within sixty (60) days after the date of Employee's Retirement unless the Bank and Employee mutually agree otherwise. The Bank may, in its sole and absolute discretion, make the payments described in this Section 8.A to Employee in cash or by transferring the assets in which the Deferred Cash Account is invested. Employee shall have no right, title or interest in or to any of the investment assets purchased by the Board of Directors with funds from the Deferred Cash Account.

          B. Repurchase of Bank Stock. The purchase price payable to Employee upon a purchase and sale of Bank Stock pursuant to the terms of Sections 7.A., 7.B., and 7.C., above, shall be one cent ($.01) per share for each share of Bank Stock being purchased, which amount shall be payable to Employee within sixty (60) days after the date of Employee's termination of employment. The effective date of the purchase of the Bank Stock shall be the date of payment ("Effective Date") and all rights of Employees as a

                              -13-

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stockholder of Monocacy Bancshares, Inc. with respect to the shares of Bank Stock being transferred shall terminate at such time. Employee hereby agrees to transfer, convey and assign the shares of Bank Stock immediately on the Effective Date and hereby appoints any officer of the Bank as his attorney-in-fact for the purpose of executing an assignment of the shares of Bank Stock in the event Employee fails to do so immediately upon the request of the Bank and in accordance with this Agreement.

     9. THE BANK'S OBLIGATIONS TO BE UNSECURED. It is understood and agreed that the Bank's obligations with respect to the Deferred Cash Account shall not be secured in any manner. No asset of the Bank shall be placed in trust or in escrow or otherwise physically or legally segregated for the benefit of Employee, and the eventual payment of the Deferred Cash Account described in this Agreement to Employee shall not be secured to him by the issuance of any negotiable instrument of the Bank. Employee shall not be deemed to have any property interest, legal or equitable, in any specific asset of the Bank and, to the extent that any person acquires any right to receive Deferred Cash Account payments under the provisions of this Agreement, such right shall be no greater than, nor shall it have any preference or priority over, the right of any unsecured general creditor of the Bank.

     10. ALIENATION OR ENCUMBRANCE. No payments, benefits or rights under this Agreement shall be subject in any manner to anticipation, sale, transfer, assignment, mortgage, pledge, encumbrance, charge or alienation by Employee. If any person

                            -14-

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entitled to any payments under this Agreement has become
insolvent, bankrupt, or has attempted to anticipate, sell, transfer, assign, mortgage, pledge, encumber, charge or otherwise in any manner alienate any amount payable to him under this Agreement or there is any danger of any levy, attachment or other court process or encumbrance on the part of any creditor of such person entitled to payments hereunder, against any benefit or other amounts payable to such person, the Bank may, in its discretion, at any time, withhold any or all such payments or benefits and apply the same for the benefit of such person, in such manner and in such proportion as the Bank may deem proper.

     11. NON-GUARANTEE OF EMPLOYMENT. The parties hereto acknowledge the existence of that certain Employment Agreement by and between Employee and the bank dated June 16, 1993 (the "Employment Agreement"). Nothing contained in this Agreement shall be construed as a contract of employment between the Bank and Employee, or as a right of Employee to be continued in the employment of the Bank or as a limitation of the right of the Bank to discharge Employee, with or without cause. The rights and obligations of the parties hereto are in addition to their respective rights and obligations under the Employment Agreement, and nothing set forth herein shall be construed to amend or modify the Employment Agreement.

     12. NOTICES. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually

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delivered to an individual party or to an executive officer of a corporate party or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section 12 of a change of address:

     If to the Bank:   Donald Hull, Chairman of the Board
                       Taneytown Bank & Trust Company
                       c/o Hull Company Accountants, Inc.
                       526 Baltimore Boulevard
                       Westminster, Maryland 21157

                       Eric E. Glass, Vice Chairman of the Board
                       Taneytown Bank & Trust Company
                       c/o The Taney Corporation
                       5130 Allendale Lane
                       Taneytown, Maryland 21787

     With a copy to:   David M. Abramson, Esquire
                       Levan, Schimel, Belman & Abramson, P.A.
                       Woodmere I, Suite 400
                       9881 Broken Lane Parkway
                       Columbia, Maryland 21046-1153

     If to Employee:   Francis W. Neubauer, Jr.
                       738 Charingworth Road
                       Westminster, Maryland 21158

     13.  STOCK CERTIFICATES.  All Bank Stock acquired by
Employee under the terms of this Agreement shall conspicuously bear the following legend.

     The shares of stock represented by this certificate are restricted as to transfer by the terms, conditions and covenants of a Supplemental Retirement Plan Agreement between the stockholder and Taneytown Bank & Trust Company dated the --- day of ------- 1994, a copy of which is on file with the Corporation. The Corporation will gratuitously furnish a copy of said Agreement to any party having a valid interest therein. Any attempted transfer of stock other than in accordance with said Agreement shall be absolutely null and void.

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     14.  CHOICE OF LAW AND VENUE.  This Agreement shall be
subject to and governed by the laws of the State of Maryland.

     15. PARTIES TO BE BOUND. All the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties themselves and their respective heirs, personal representatives, successors and assigns. In addition, the obligation of the Bank shall become the obligation of any other entity which constitutes the transferee of a substantial portion of the assets and/or business of the Bank or any other entity which is a successor to the Bank in a merger of or consolidation of the Bank with or into such other entity.

     16. INTEGRATION. This Agreement sets forth (and is intended to be an integration of) all the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the terms of Employee's supplemental retirement plan, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth herein.

     17. ALTERATION, AMENDMENT, OR TERMINATION. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure of any part at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the

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right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

     18. ARBITRATION. Except as otherwise set forth herein, any question or controversy arising under this Agreement shall be settled by arbitration under the then existing rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding upon the parties (including an award of costs of the arbitration which shall be paid by the non-prevailing party, as determined by the arbitrator). The arbitration shall be conducted by a single arbitrator in Carroll County, Maryland.

     19. CONSTRUCTION. Any titles, captions or paragraph headings contained herein are inserted for purposes of convenience and reference only, and shall not operate to define or modify the portions of the text to which they relate.

     20. SEVERABILITY. In case any provision of this Agreement shall be held illegal, invalid or void, such illegality or invalidity shall not affect the remaining provisions of this Agreement, but shall be fully severable, and the Agreement shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

     21. FURTHER ASSURANCES. At any time and from time to time after the date hereof, Employee shall be obligated to take all reasonable steps and execute and deliver such consents, documents and instruments which may be reasonably necessary or desirable to effectuate or evidence the assumption of obligations hereunder or

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to perform the agreement contemplated hereby.  Without limiting the generality of the foregoing, Employee shall execute and deliver such consents or other documents as may be necessary to register shares of Bank Stock under a dividend reinvestment plan established by Monocacy Bancshares, Inc.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.


WITNESS/ATTEST:               TANEYTOWN BANK & TRUST COMPANY


                              By: /s/ Donald R. Hull   (SEAL)
---------------                  ----------------------
                                 Donald R. Hull
                                 Chairman of the Board

---------------               By: /s/ Eric E. Glass    (SEAL)
                                 ----------------------
                                 Eric E. Glass
                                 Vice-Chairman of the Board


WITNESS:



---------------               /s/ Francis W. Neubauer, Jr. (SEAL)
                              ------------------------------
                               Francis W. Neubauer, Jr.